Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2025, except for the effects of the reverse stock splits described in Note 1 and adoption of ASU 2023-09, Income Taxes described in Note 3 to the financial statements, as to which the date is April 15, 2026, with respect to the financial statements of CDT Equity Inc. for the year ended December 31, 2024 included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

New York, NY

April 21, 2026